Exhibit 10.9

Attachment A

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (“Agreement”) is entered into as of July 3rd, 2017, by and between Richard J. Hendrix (“Consultant”) and FBR Capital Markets & Co. (“FBRC”).

WHEREAS, FBRC wishes to retain the services of Consultant to assist FBRC in various tasks as set forth below (the “Consulting Services”), and Consultant wishes to provide such Services to FBRC.

NOW THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the parties agree as follows:

1.           Consulting Relationship. Beginning on July 5th, 2017 (the “Effective Date”) and during the term of this Agreement and under the direction of the Chief Executive Officer of FBRC (the “CEO”) or his designee(s), Consultant will serve as a retained consultant to the CEO, FBRC, and/or its executives and be reasonably available, on an as needed basis, to provide Services to the CEO, FBRC, and/or its executives. It is also contemplated that Consultant will continue to market FBRC’s investment banking services to potential clients with the sole and express purpose of FBRC obtaining the mandate from or being engaged by those clients (“Consulting Services”).

Consultant shall observe those policies and directives promulgated from time to time by the CEO and FBRC that are applicable to the Consultant’s role and duties, including, without limitation, FBRC’s Chinese Wall procedures and policies and procedures on the treatment and use of material, nonpublic information.

FBRC will maintain Consultant’s FINRA registrations for the Term of this Agreement.

2.           Term of this Agreement. Unless terminated earlier under Section 6 of this Agreement, this Agreement shall be in full force and effect for the period July 5th, 2017 through July 4th 2018 (the “Term”).

3.           Compensation.

(a)           Consulting Fee: Consultant shall be paid $50,000 per month ($600,000 per annum) throughout the Term of this Agreement. All such compensation shall be payable monthly without deductions for any taxes, including federal income, social security, or state income taxes.

(b)           Private Placement Payout: Consultant is also eligible to earn a payout of 3% of FBRC’s net fees received from any offering of equity securities pursuant to Rule 144A and/or Reg. D private placement that Consultant is primarily responsible for FBRC being engaged via a written engagement letter during the Term of this Agreement and for 90 days thereafter.

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Attachment A

The payout percentage is calculated from the received fees, net of unreimbursed expenses, whether paid in cash, stock, warrants or other consideration, earned by FBRC in connection with the transaction. If the consideration paid to FBRC is in cash or in combination with a form other than cash (e.g., stock and warrants), Consultant’s payout will be in like payment. Consultant will receive each full payout within 30 days of each Transaction closing without deductions for any taxes, including federal income, social security, or state income taxes. FBRC will report such income on IRS Form 1099.

You will have access to and be required to use your FBR email, or other email designated by FBRC, to conduct any business on behalf of FBRC and for any email communications with potential or actual clients.

FBRC will endeavor to provide you with reasonable resources to effectuate and successfully perform your Consulting Services, including access to a telephone for international and domestic investor calls, internet access, color copier and scanner access, access to conference call-in number, access to a conference room for investor, client and working group meetings, and access to all services of Ultramar TravelSync. FBRC shall pay or reimburse Consultant for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by Consultant during the Term of this Agreement in the performance of the Consulting Services under this Agreement, in accordance with FBRC’s policies regarding such reimbursements as in effect from time to time. You must continue to adhere to the rules and guidelines detailed in FBRC’s Travel and Entertainment Policy. All costs not reimbursed by a client and not deemed to be reasonably related to performing your Consulting Services will not be reimbursed by FBRC.

4.           Indemnification. FBRC shall indemnify Consultant if he becomes a party to any proceeding, including a proceeding brought by a shareholder in the right of FBRC or brought by or on behalf of shareholders of the Company, against any liability incurred by him in connection with such proceeding, provided that the allegations or claims relate to activities performed as a Consultant and Consultant did not engage in gross negligence, bad faith, willful misconduct or a knowing violation of the criminal law or any federal or state securities law (“Excluded Conduct”). If a claim is made or is to be made against the Consultant, the Consultant shall promptly notify FBRC in writing of the same. FBRC, subject to any finding that Consultant engaged in any Excluded Conduct, will promptly reimburse Consultant for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim. FBRC may elect to assume the defense thereof, with counsel reasonably satisfactory to Consultant. FBRC w1ll not be liable to Consultant under the foregoing indemnification provision for any settlement by Consultant affected without the Consultant’s prior written consent (not to be unreasonably withheld).

Consultant shall indemnify FBRC if FBRC becomes a party to any proceeding, against any liability incurred by the Company in connection with such preceding 1f such liability is found to have been caused by any Excluded Conduct in the performance of Consultant’s duties under this Agreement.

5.           Supervisory Policies. Consultant will be familiar with and comply with the FBRC’s Employee Handbook, Code of Ethics and compliance policies, including, but not limited to the following: principles of conduct, information barriers, requirements concerning written pre-approval of outside business activities and private securities transactions.

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Attachment A

Because of the nature of Consultant’s Services, Consultant will be subject to FBRC’s Employee Trading Policy. Consultant must obtain pre-trade approval through e-mail with a designated trading supervisor. Consultant must contact the staff in the Control Room of FBRC who can submit the trade request to PTA on behalf of the Consultant. Consultant may not place an order for a trade until the Control Room staff has verbally confirmed to Consultant that the request is approved. Consultant may make the request between 9:30 am and 4:00pm each trading day by contacting the Control Room.

6.           Termination.

(a)           Termination for Cause. FBRC may immediately terminate this Agreement and all of its obligations hereunder for “cause.” Such termination shall be effected by notice delivered by FBRC to Consultant, and shall be effective as of the date of such notice. As used herein, “cause” shall mean (i) Consultant’s failure to comply with the terms of this Agreement or the terms of Consultant’s Severance Agreement dated July 3, 2017; or (ii) Consultant’s willful or gross or repeated neglect of duties hereunder, or willful or gross or repeated misconduct in the performance of such duties.

(b)          Termination Other Than For Cause. Consultant or FBRC may terminate this Agreement upon providing thirty (30) days prior written notice to the other party. If FBRC terminates this Agreement for reason other than Cause before expiration of the Term, Consultant shall be entitled to continue to receive the monthly consulting fee through the original Term of the Agreement and any Private Placement Payment that is earned and due but not yet paid pursuant to Section 3(b). Any consideration under this Section is in exchange for Consultant’s execution and non-revocation of a release of claims by Consultant of FBRC including all of its related companies, affiliates, agents, and employees arising out of or in any way connected to this Consulting Agreement, its obligations and the termination thereof.

7.           Confidential Information.

(a)           Information Provided to Consultant by FBRC. Consultant acknowledges that retention by FBRC will, throughout the term of this Agreement, bring Consultant into close contact with many confidential business affairs of FBRC and its affiliates, including, but not limited to, confidential or proprietary information about key personnel, operational methods, computer systems, computer software and other intellectual property, business strategies, customer information, financial information, and other confidential or proprietary FBRC information or trade secrets not readily available to the public. Consultant further acknowledges that Consultant will use information provided by FBRC to perform the Services and that some of the services to be performed under this Agreement are of a special, unique, unusual, and intellectual character. In recognition of the foregoing, Consultant covenants and agrees that:

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Attachment A

(i) Consultant will keep secret all confidential, trade secret or proprietary information of FBRC and its affiliates and will not disclose them to anyone outside of FBRC and its affiliates either during or after the term of this Agreement except with FBRC’s prior written consent;

(ii) Consultant will promptly disclose to FBRC, and FBRC will own all right, title and interest in, all inventions, computer software, or other intellectual property (the “Intellectual Property”) which Consultant conceives or develops during the course of this Agreement (and any extension thereof), excluding that which Consultant conceives or develops without the use of the time, resources, or facilities of FBRC or its affiliates and which does not relate to the Consultant’s services or to the past, present or prospective activities of FBRC or its affiliates; and

(iii) upon termination of Consultant’s engagement with FBRC, or at any other time FBRC may so request, Consultant will deliver promptly to FBRC all memoranda, notes, records, reports, electronic or computer media and other documents or items (and all copies thereof) relating to the business of FBRC or its affiliates that Consultant obtained while engaged by, or otherwise serving or acting on behalf of, FBRC or its affiliates, including without limitation materials relating to the Intellectual Property.

(b)           Use of other Information. Consultant agrees that in providing services to FBRC, Consultant will not make use of any confidential or proprietary information that Consultant has received or has access to from entities other than FBRC and that, in performing Services pursuant to this Agreement, Consultant will not breach any non-disclosure agreement, confidentiality agreement or similar agreement to which Consultant may be subject.

(c)           Specific Remedy. If Consultant breaches any of the provisions of paragraph 7(a) or (b), FBRC shall have the right and remedy to have such provisions specifically enforced by any court or other tribunal having jurisdiction, in addition to any other remedies available to FBRC, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to FBRC and its affiliates and that money damages will not provide an adequate remedy to FBRC and its affiliates.

8.           Independence, Severability and Non-Exclusivity. Each of the rights and remedies enumerated in this Agreement shall be independent of the others and separately enforceable, and all of such rights and remedies shall be in addition to and not in lieu of any other rights and remedies available to FBRC or its affiliates under the law or in equity. If any of the provisions contained in this Agreement is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of obligations, covenants, rights, or remedies herein, which shall be given full effect without regard to the invalid or unenforceable provision.

9.           Assignment. This Agreement is a personal one, being entered into in reliance upon and in consideration of the skill and qualifications of Consultant. Consultant shall not assign or otherwise transfer the obligations incurred on his part under the terms of this Agreement without the prior written consent of FBRC. Any attempted assignment or transfer by Consultant of his obligations without such consent shall be wholly void.

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Attachment A

10.           Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing services hereunder. FBRC shall carry no workers’ compensation insurance or any health or accident insurance to cover Consultant, except that Specifically provided for under the Severance Agreement dated July 3rd 2017, FBRC shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship, provided that FBRC shall provide Consultant with a Form 1099 at year-end.

11.           Notices. All notices hereunder shall be given in writing by personal delivery, nationally recognized courier delivery or registered or certified mail addressed to either FBRC or B. Riley & Co. at either principal place of business and to Consultant at its address as then listed in FBRC’s records.

12.           General.

(a)           Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia. THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(b)           Captions. The section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c)           Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

(d)           No Other Representations. No representation, promise or inducement has been made by any party hereto that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(e)           Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Services Agreement as of the date first written above.

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Attachment A

RICHARD J. HENDRIX		FOR FBR CAPITAL MARKETS & CO.

RICHARD J. HENDRIX		B. RILEY FINANCIAL INC

By:	/s/ Richard J. Hendrix	By:	/s/ Thomas J. Kelleher

		Name:	Thomas J. Kelleher

Title:

Date:	7/3/17	Date:	7/3/2017

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